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                                                                   EXHIBIT 2.2

               AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

   This AMENDMENT NO. 1, dated as of February 11, 1998 (the "Amendment"), to the AGREEMENT AND PLAN OF MERGER, dated October 7, 1997 (the "Merger Agreement"), by and among Orion Network Systems, Inc., a Delaware corporation ("Company"), Loral Space & Communications Ltd., a Bermuda company
("Acquiror") and Loral Satellite Corporation, a Delaware corporation ("Merger Sub").

   WHEREAS, the parties have entered into the Merger Agreement;

   WHEREAS, the parties to the Merger Agreement desire to amend the Merger Agreement to provide for the exchange by an Acquiror Subsidiary of the Company's capital stock for Acquiror Shares;

   WHEREAS, pursuant to Section 9.4 of the Merger Agreement, the Merger Agreement may be amended with the written consent of the parties thereto.

   NOW THEREFORE, in consideration of the foregoing premises, it is hereby agreed by and among, the Company, Acquiror and Merger Sub as follows:

  (1)      Section 2.1 (c) shall be amended to read as follows:

           "Each share of capital stock of the Company owned, directly or indirectly, by Acquiror, Merger Sub or any Acquiror Subsidiary (as defined in Section 5.1) shall be converted into and exchanged for the right to receive such number of fully paid and nonassessable shares of Surviving Corporation as necessary in order to ensure that such entity's proportionate interest in the Surviving Corporation immediately after the Effective Time will be equal to such entity's proportionate interest in the Company immediately prior to the Effective Time."
  (2) Unless otherwise defined herein, capitalized terms used in this Amendment No. 1 to the Merger Agreement (including the Recitals hereto) shall have the meanings ascribed to such terms in the Merger Agreement.
  (3) This Amendment may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed and delivered as of the date written above.

                                          LORAL SPACE & COMMUNICATIONS LTD.

                                          By: /s/ Avi Katz
                                          -----------------------------------
                                            Name: Avi Katz
                                            Title: Vice President

                                          LORAL SATELLITE CORPORATION

                                          By: /s/ Avi Katz
                                          -----------------------------------
                                            Name: Avi Katz
                                            Title: Vice President

                                          ORION NETWORK SYSTEMS, INC.

                                          By: /s/ David J. Frear
                                          -----------------------------------
                                            Name: David J. Frear
                                            Title: Senior Vice President